EXHIBIT 99.1

Donegal Group Inc. Announces First Quarter 2020 Webcast

MARIETTA, Pa., April 01, 2020 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) announced that the Company plans to hold a live webcast on Wednesday, April 29, 2020, at 11:00AM Eastern Time, to discuss its results for the first quarter ended March 31, 2020.  You may listen to the webcast by accessing the event link on the Company's investor website at http://investors.donegalgroup.com.  The Company will release its quarterly results on April 28, 2020 after the closing of regular trading on the NASDAQ Stock Market.

About Donegal Group Inc.

Donegal Group Inc. is an insurance holding company with insurance subsidiaries offering personal and commercial property and casualty lines of insurance in 20 Mid-Atlantic, Midwestern, New England and Southern states.  Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group.  The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including growing profitably in commercial lines, improving our financial performance, leveraging technology to transform our business, strategically modernizing our business in order to achieve operational excellence and competing effectively to enhance our market position.

CONTACT:  Jeffrey D. Miller
Executive Vice President and Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com